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                                                                       Exhibit 9

                          MEMORANDUM OF UNDERSTANDING
                          ---------------------------

          This Memorandum of Understanding is entered by and among Gwynne L. Horwits, SEP IRA ("Plaintiff"), Harry G. Beckner, T. Kimball Brooker, David H. Cohen, Ilene S. Gordon, Charles Marshall, Gerald M. McCarthy, Andrew McNally IV, Albin F. Moschner, Peter S. Willmott, Jerry K. Pearlman (collectively, the "Directors"), Zenith Electronics Corporation ("Zenith"), and LG Electronics Inc. ("LG") as of this 6th day of October 1995.

          WHEREAS, on or about July 18, 1995, Plaintiff, a stockholder of Zenith, commenced an action in the Court of Chancery of the State of Delaware, New Castle County, against Zenith, the Directors, and LG (collectively the "Defendants"), which action is titled Gwynne L. Horwits, SEP IRA v. Harry G. Beckner, et al.; Civil Action No. 14424 (the "Action");

          WHEREAS, on or about July 24, 1995, LG disseminated its Schedule 14D-1 Tender Offer Statement Pursuant to Section 14(D)(1) of the Securities Exchange Act of 1934 (the "Schedule 14D-1"), and Offer to Purchase for Cash Up to 18,619,000 Shares of Common Stock (including associated rights) of Zenith Electronics Corporation at $10.00 Net Per Share by LG Electronics Inc. (the "Offer to Purchase"), and Zenith disseminated its Schedule 14D-9 Solicitation/Recommendation Statement Pursuant to Section 14(d)(4) of the Securities Exchange Act of 1934 (the "Schedule 14D-9"), in connection with the Transaction (defined below);
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          WHEREAS, on or about July 27, 1995, Plaintiff filed an Amended Class
Action Complaint (the "Complaint");

          WHEREAS, plaintiff filed the Action on its own behalf and as a putative class action on behalf of all stockholders of Zenith (except Defendants and their affiliates) who have been or will be adversely affected by the conduct of Defendants as alleged in the Complaint (the "Class");

          WHEREAS, the Complaint alleged various violations of fiduciary duties on the part of the Directors in connection with their approval of the terms of a Stock Purchase Agreement between Zenith and LG dated as of July 17, 1995 and the transaction contemplated thereby (the "Transaction") and that Zenith and LG failed to make adequate disclosures in connection with the Transaction, including the Schedule 14D-1 and the Schedule 14D-9 (the "Tender Offer Materials");

          WHEREAS, the Complaint also alleged that Zenith failed to make adequate disclosures in connection with Zenith's April 1995 annual stockholders' meeting, including the proxy statement disseminated to Zenith stockholders in connection therewith (the "March Proxy Materials");

          WHEREAS, counsel for plaintiff served document production requests upon the Defendants and their financial

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advisors, and have reviewed tens of thousands of pages of materials provided by the Defendants and their advisors pursuant to those requests;

          WHEREAS, plaintiff's counsel also have been provided certain preliminary copies, which were filed with the Securities and Exchange Commission, of proxy materials (the "Draft Proxy Materials") the final version of which Zenith intends to distribute to shareholders in seeking approval of the Transaction at a special meeting to be commenced for that purpose (the "Special Meeting");

          WHEREAS, as a result of the Action and pursuant to settlement negotiations among counsel for the parties, Zenith has agreed to make certain additional disclosures, which were not included in the Tender Offer Materials, to Zenith stockholders in connection with the Transaction by supplementing the information contained in the Draft Proxy Materials, without admitting the materiality of said additional disclosures or any deficiency in the March Proxy Materials, the Tender Offer Materials, or the Draft Proxy Materials;

          WHEREAS, Plaintiff and its counsel believe, based on a review of documents and other investigation into this matter, that the settlement contemplated by this Memorandum of Understanding is fair to and in the best interests of the Class and that substantial additional information on the subjects of

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plaintiff's claims, which information was not disclosed in the Tender Offer
Materials but will be disclosed in the final proxy statement disseminated to Zenith shareholders (including shareholders who have tendered shares) in connection with the Special Meeting, including, among other things, the additional information included pursuant to settlement negotiations, provides a substantial benefit to the Class;

          WHEREAS, but for the negotiated additional disclosures and the disclosure of certain other information which plaintiff contended was not included in the Tender Offer Materials, plaintiff would have alleged that the proxy statement disseminated to Zenith shareholders in connection with the Special Meeting was deficient in the same respects as the Tender Offer Materials;

          NOW THEREFORE, as a result of the foregoing and further negotiations among counsel to the parties, the parties to the Action have agreed in principle to a settlement of the Action on the terms and subject to the conditions set forth below:

          1. The parties to the Action will use their best efforts and will attempt in good faith to agree upon and execute, within 30 days of the date of this Memorandum of Understanding, an appropriate Stipulation of Settlement and such other documentation as may be required in order to obtain approval by the Court of the settlement of the Action, under Rules 23(a),

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23(b)(3) and 23(e) of the Court of Chancery, upon the terms set forth in this
Memorandum of Understanding. Pending the negotiation and execution of the Stipulation of Settlement, plaintiff and its counsel will not seek a preliminary injunction or any other equitable relief relating to the Transaction, and all proceedings in the Action will be stayed except as provided herein. The Stipulation of Settlement will describe plaintiff's claims and the procedural history of the Action and will expressly provide:

          (a) for the certification of the Action, for settlement purposes only, as a class action pursuant to Chancery Court Rule 23(a) and (b)(3) on behalf of all holders of Zenith common stock (except Defendants and their affiliates) who held shares on any date between and including March 23, 1995 and the date of the Special Meeting, including the legal representatives, heirs, transferees, successors in interest, or assigns of all such foregoing holders (the "Class"), and that class members will be given the opportunity to opt out of the proposed Class;

          (b) for the complete discharge, settlement and release of, and an injunction barring, all claims, rights, causes of action, suits, matters and issues, whether known or unknown, that have been, could have been, or in the future might be asserted in the Action or in any other court or proceeding (including but not limited to any claims arising under

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     federal or state law relating to alleged fraud, misrepresentation or inadequate disclosure, breach of any duty, negligence, or otherwise) by or on behalf of Plaintiff or any members of the Class, whether individual, class, derivative, representative, legal, equitable or any type or in any other capacity against Defendants or any of their associates, affiliates, subsidiaries, present or former officers, directors, employees, attorneys, financial advisers or other advisers or agents, heirs, executors, personal representatives, estates, administrators, and successors and assigns which have arisen, arise now or hereafter arise out of or relate in any way to the Transaction, the Stock Purchase Agreement, the Tender Offer Materials and any supplements or amendments thereto, the Offer to Purchase and any supplements or amendments thereto, the proxy materials to be sent to Zenith stockholders announcing the Special Meeting and seeking approval of the transaction to be voted on at the Special Meeting, the March Proxy Materials, the April 1995 annual meeting of shareholders, or any of the documents, transactions, or events described in any complaint filed in the Action (collectively, the "Settled Claims");

          (c) that Defendants in this Action have denied, and continue to deny, that any of them have committed or have threatened to commit any violations of law or breaches of duty to the Plaintiff or the members of the putative Class;

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          (d) that Defendants in the Action are entering into this Memorandum of
     Understanding, and will be entering into the Stipulation of Settlement, solely because the proposed settlement would eliminate the burden and expense of further litigation and would facilitate the consummation of the Transaction, which Defendants believe is in the best interests of Zenith and all of its stockholders;

          (e) that subject to the order of the Court and pending final determination of whether the settlement provided for in the Stipulation of Settlement should be approved, Plaintiff and all members of the Class, or any of them, are barred and enjoined from commencing or prosecuting any action asserting any claims, either directly, representatively, derivatively or in any other capacity, against any Defendant herein which have been or could have been asserted, or which arise out of or relate in any way to the Transaction, the Stock Purchase Agreement, the Tender Offer Materials and any supplements or amendments thereto, the Offer to Purchase and any supplements or amendments thereto, the proxy materials to be sent to Zenith stockholders announcing the Special Meeting and seeking approval of the transaction to be voted on at the Special Meeting, the March Proxy Materials, the April 1995 annual meeting of stockholders, or any of the documents, transactions, or events described in any complaint filed or to be filed in the Action; and

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          (f) that the Stipulation of Settlement shall be deemed rescinded and void and of no further force or effect, without prejudice to any party, unless: (i) plaintiff completes certain additional discovery, the scope of which shall be agreed on by the parties, sufficient to enable plaintiff's counsel to confirm that the settlement is fair and reasonable and in the best interests of the Class; (ii) the Class is certified, for settlement purposes only, in accordance with the terms of this Memorandum of Understanding unless the parties otherwise agree to a modification of the Class; and (iii) the Court enters an Order and Final Judgment approving the settlement on the terms set forth in the Stipulation of Settlement, releasing the Settled Claims, and dismissing the Action with prejudice and without costs or expenses (except as provided in paragraph 6 herein). The Company also has the right, in its sole discretion, to terminate the settlement if putative class members who collectively hold more than a specified total number of shares (to be set forth in a separate Opt Out Letter Agreement between Zenith and plaintiff) elect to opt out of the Class.

          2. The parties to the Action will present the Stipulation of Settlement to the Court for preliminary approval as soon as practicable after its execution. Provided the settlement is preliminarily approved and the putative class is certified for settlement purposes only in accordance with the

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terms of the Stipulation of Settlement, and following appropriate notice to the members of the Class, the parties will use their best efforts to obtain prompt final approval and implementation as necessary by the Court of the settlement and all its terms, including the dismissal of the Action with prejudice.

          3. Upon completion of the confirmatory discovery contemplated herein, the execution of the Stipulation of Settlement, and the Court's preliminary approval of the settlement, the members of the proposed class shall be provided notice of the proposed settlement and its terms. Said notice shall be drafted in a form and delivered to stockholders in a manner mutually agreeable to the parties and approved by the Court, and the expense of printing and mailing notice shall be borne by Zenith.

          4. The parties agree that the confirmatory discovery contemplated herein may include depositions of Defendants and their investment advisors, all of which shall be subject to the Stipulation and Order Governing the Protection and Exchange of Confidential Material previously entered in this Action, which shall commence as soon as practicable after execution of this Memorandum of Understanding and shall be completed within 21 days after this Memorandum of Understanding is signed by all parties or within such other time as the parties may mutually agree.

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          5.  If the settlement is not consummated in accordance with Paragraph
1, this Memorandum of Understanding shall be null and void and of no force and effect, and shall not be deemed, used, or offered to prejudice in any way the positions of the parties with respect to the Action or otherwise.

          6. In connection with the settlement contemplated by this Memorandum of Understanding, Plaintiff's counsel will apply to the Court for an aggregate award of attorneys' fees and expenses in an amount not to exceed $300,000 (collectively, the "Fees and Expenses"). Defendants agree that they will not oppose such application. Subject to the terms and conditions of this Memorandum of Understanding and the terms and conditions of the Stipulation of Settlement contemplated by Paragraphs 1 through 12 hereof, Zenith will pay Plaintiff's counsel such Fees and Expenses (not to exceed $300,000) as may be awarded by the Court.

          7. The settlement of this Action and any award of attorneys' fees and expenses by the Court is not conditioned on consummation of the Transaction.

          8. This Memorandum of Understanding and the settlement contemplated by it shall be governed by, and construed in accordance with, the laws of the State of Delaware.

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          9.  This Memorandum of Understanding may be modified or amended only by a writing signed by all the signatories hereto.

          10. Plaintiff and its counsel represent and warrant that none of the Plaintiff's alleged claims or causes of action against Defendants have been assigned, encumbered or in any manner transferred in whole or in part.

          11. This Memorandum of Understanding shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors and assigns.

          12. This Memorandum of Understanding may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Each of the attorneys executing this Memorandum of Understanding on behalf of one or more parties warrants and represents that he or she has been duly authorized and empowered to execute this Memorandum of Understanding on behalf of said party or parties.

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Of Counsel:
                               /s/ Pamela S. Tikellis
WOLF HALDENSTEIN ADLER        ___________________________
 FREEMAN & HERZ, LLP          Pamela S. Tikellis
270 Madison Avenue            Robert J. Kriner, Jr.
9th Floor                     CHIMICLES, JACOBSEN & TIKELLIS
New York, New York  10016     One Rodney Square
                              P.O. Box 1035
                              Wilmington, Delaware  19899
                              (302) 656-2500

                                    Attorneys for GWYNNE L. HORWITS, SEP IRA

Of Counsel:

                               /s/ R. Franklin Balotti
SIDLEY & AUSTIN               __________________________
One First National Plaza      R. Franklin Balotti
Chicago, Illinois  60603      Robert J. Stearn, Jr.
                              RICHARDS, LAYTON & FINGER
                              One Rodney Square
                              P. O. Box 551
                              Wilmington, Delaware  19801
                              (302) 658-6541

                                    Attorneys for HARRY G. BECKNER, T. KIMBALL
                                    BROOKER, DAVID H. COHEN, ILENE S. GORDON,
                                    CHARLES MARSHALL, GERALD M. McCARTHY, ANDREW
                                    McNALLY IV, ALBIN F. MOSCHNER, PETER S.
                                    WILLMOTT, JERRY K. PEARLMAN, AND ZENITH
                                    ELECTRONICS CORPORATION


Of Counsel:
                               /s/ Kenneth J. Nachbar
MAYER, BROWN & PLATT          ___________________________
190 South LaSalle Street      Kenneth J. Nachbar
Chicago, Illinois  60603      MORRIS, NICHOLS, ARSHT & TUNNEL
(312) 782-0600                1201 North Market Street
                              P.O. Box 1347
                              Wilmington, Delaware  19899
                              (302) 658-9200

                                    Attorneys for LG ELECTRONICS INC.

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